EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION OF

CORIUM INTERNATIONAL, INC.

Corium International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A.                                    The name of the Corporation is Corium International, Inc.  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 28, 2002.

B.                                    This Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C.                                    The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Corium International, Inc. has caused this Restated Certificate of Incorporation to be signed by Peter Staple, a duly authorized officer of the Corporation, on June 11, 2013.

/s/ Peter Staple
Peter Staple
Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the Corporation is Corium International, Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is 180,716,300 consisting of 115,000,000 shares of Common Stock, $0.001 par value per share, and 65,716,300 shares of Preferred Stock, $0.001 par value per share. 1,114,100 shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”), 7,602,200 shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”), and 57,000,000 shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”).

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1.              Definitions.  For purposes of this ARTICLE V, the following definitions shall apply:

(a)                                 “Conversion Price” shall mean $0.22 per share for the Series A Preferred, $0.88 per share for the Series B Preferred, and $0.9173 per share for the Series C Preferred (subject in each case to adjustment as set forth in Section 4 below).

(b)                                 “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(c)                                  “Corporation” shall mean Corium International, Inc.

(d)                                 “Distribution” shall mean the transfer of legally available cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of capital stock of the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for such repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation voting as separate classes.

(e)                                  “Dividend Rate” shall mean an annual rate of eight percent (8%) of the Original Issue Price per share for the applicable series of Preferred Stock.

(f)                                   “Liquidation Preference” shall mean (i) in the case of the Series A Preferred and Series C Preferred, an amount equal to two (2) times the Original Issue Price per share for the applicable series of Preferred Stock and (ii) in the case of the Series B Preferred, an amount equal to the Original Issue Price per share of the Series B Preferred Stock.

(g)                                  “Liquidation Preference Cap” shall mean, in the case of the Series B Preferred, an amount equal to two (2) times the Original Issue Price per share of the Series B Preferred Stock.

(h)                                 “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(i)                                     “Original Issue Price” shall mean $0.22 per share for the Series A Preferred, $0.88 per share for the Series B Preferred, and $0.9173 per share for the Series C Preferred (subject in each case to adjustment from time to time for Recapitalizations with respect to each such series of Preferred Stock and as otherwise set forth elsewhere herein).

(j)                                    “Preferred Stock” shall mean the Series A Preferred, Series B Preferred, and Series C Preferred.

(k)                                 “Purchase Agreement” shall mean that certain Merger and Stock Purchase Agreement by and between the Corporation, StrataGent Life Sciences, Inc., a California corporation, and certain Investors, dated on or about the date hereof.

(l)                                     “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

2.              Dividends.

(a)                                 Preferred Stock.  In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, if, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock, payable on a pari passu basis in preference and priority to any declaration or payment of any Distribution on Common

Stock of the Corporation in such calendar year.  No Distributions shall be made with respect to the Common Stock until all declared dividends on the Preferred Stock have been paid or set aside for payment to the holders of Preferred Stock.  The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to the holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

(b)                                 Additional Dividends.  After the payment or setting aside for payment of the dividends described in Section 2(a), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) declared or paid in any fiscal year shall be declared or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4 hereof).

(c)                                  Non-Cash Distributions.  Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(d)                                 Consent to Certain Distributions.  As authorized by Section 402.5(c) of the California Corporations Code, Sections 502 and 503 of the California Corporations Code shall not apply with respect to payments made by the Corporation in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, or (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the holders of Preferred Stock of the Corporation in accordance with Section 1(d) above.

3.              Liquidation Rights.

(a)                                 Liquidation Preference.  In the event of a Liquidation Event (as defined below), either voluntary or involuntary:

(i)                                     the holders of the Series C Preferred shall be entitled to receive by reason of their ownership of such shares, prior and in preference to any Distribution of any of the consideration, assets or funds of the Corporation to the holders of the Series A Preferred, Series B Preferred or Common Stock, an amount per share held by them equal to the sum of (i) the Liquidation Preference specified for such series of preferred stock and (ii) all declared but unpaid dividends (if any) on such shares of preferred stock. If upon the Liquidation Event, the consideration, assets or funds of the Corporation legally available for distribution to the holders of the Series C Preferred are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(i), then, the entire amount of such consideration, assets or funds of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series C Preferred in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(i);

(ii)                                  after the payment or setting aside for payment to the holders of Series C Preferred of the full preferential amounts specified in Section 3(a)(i), the holders of the Series A Preferred and Series B Preferred shall be entitled to receive by reason of their ownership of such shares, prior and in preference to any Distribution of any of the consideration, assets or funds of the Corporation to the holders of the Common Stock, an amount per share held by them equal to the sum of (i) the Liquidation Preference specified for such series of preferred stock and (ii) all declared but unpaid dividends (if any) on such share of preferred stock. If upon the Liquidation Event, after the payment or setting aside for payment to the holders of Series C Preferred of the full preferential amounts specified in Section 3(a)(i), the consideration, assets or funds of the Corporation legally available for distribution to the holders of the Series A Preferred and Series B Preferred are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(ii), then, the entire amount of such remaining consideration, assets or funds of the Corporation legally available for distribution to such holders shall be distributed with equal priority and pro rata among the holders of the Series A Preferred and Series B Preferred in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(ii).

(b)                                 Remaining Assets.  After the payment or setting aside for payment to the holders of Preferred Stock of the full preferential amounts specified in Section 3(a) above, the entire remaining consideration, assets or funds of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Common Stock and the Series B Preferred Stock in proportion to the number of shares of Common Stock held by them, with the shares of Series B Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate; provided, however, that at such time as the holders of shares of Series B Preferred have received by virtue of their ownership of such shares, in the aggregate, including the amounts paid under Section 3(a), the Liquidation Preference Cap per share of the Series B Preferred Stock, no further amounts shall be paid under this Section 3(b) to the holders of the Series B Preferred Stock. After the Series B Preferred Stock has received an amount equal to the Liquidation Preference Cap of the Series B Preferred Stock, any amounts remaining available for distribution shall be distributed pro rata to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them. Notwithstanding the above, no holder of Preferred Stock shall have the right to participate as a holder of Common Stock without first converting their shares of Preferred Stock to Common Stock prior to receiving any payment under this Section 3 and forgoing all payments in respect of such shares of Preferred Stock provided for under Sections 3(a) and (b).

(c)                                  Reorganization.  For purposes of this Section 3, a “Liquidation Event” shall mean each of the following transactions: (a) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of securities for capital raising purposes, a consolidation with a wholly-owned subsidiary or a merger effected exclusively to change the domicile of the Corporation) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), by virtue of their ownership prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity); (b) a sale, lease or other conveyance of all or substantially all of the assets of the Corporation (including an exclusive license of all or substantially all of its intellectual property in a single transaction or series of related transactions); or (c) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, unless in any particular instance the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as converted to Common Stock basis, agree that such transaction not be deemed a Liquidation Event.

(d)                                 Valuation of Non-Cash Consideration.  If any assets of the Corporation distributed to stockholders in connection with any Liquidation Event are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a Liquidation Event shall be valued as follows:

(i)                                     if the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the Distribution; and

(ii)                      if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger, sale of all or substantially all of the assets of the Corporation, or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this subsection 3(d), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange (the “NYSE”), the American Stock Exchange or Nasdaq Stock Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system.  If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

4.              Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                 Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time without the payment of any additional consideration by such holder after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the then applicable Conversion Price for such series.  (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.)  Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b)                                 Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the price per share is not less than $3.68 per share (as adjusted for Recapitalizations), the aggregate gross proceeds to the Corporation are not less than $50,000,000 and the shares of Common Stock so sold are listed on the NYSE or the Nasdaq Stock Market (a “Qualified Public Offering”) or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders representing a majority of the Preferred Stock then outstanding (voting together as a single class on an as-converted to Common Stock basis), or, if later, the effective date for conversion specified in such request (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c)                                  Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors.  For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.  Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, such holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such execution of an indemnification agreement, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such

Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d)                                 Adjustments to Conversion Price for Diluting Issues.

(i)                                     Special Definition.  For purposes of this paragraph 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Restated Certificate of Incorporation, other than:

(1)                                 shares of Common Stock issued or issuable as a stock split, dividend or distribution on Preferred Stock or pursuant to any event for which an adjustment is made pursuant to paragraphs 4(e), 4(f) or 4(i) hereof;

(2)                                 securities issued or issuable to officers, employees and directors of, or consultants, placement agents and other service providers to, the Corporation pursuant to stock grants, option plans, purchase plans, agreements or other employee stock incentive programs or similar arrangements, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement, in each case approved by the Board of Directors;

(3)                                 securities issued or issuable to banks, financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions; provided that each such issuance is approved by the Board of Directors;

(4)                                 securities issued or issuable pursuant to the bona fide acquisition of another corporation (or other entity) by the Corporation by merger, stock acquisition, purchase of substantially all of the assets or other reorganization or pursuant to a joint venture; provided that such issuances are approved by the Board of Directors;

(5)                                 shares of Common Stock issued or issuable on conversion of the authorized Preferred Stock;

(6)                                 shares of Common Stock issued in a Qualified Public Offering pursuant to paragraph 4(b) hereof;

(7)                                 securities issued or issuable in connection with sponsored research, joint ventures, co-development arrangements, technology licensing or development activities, the distribution, supply or manufacture of the Corporation’s products or services or any other arrangements involving corporate partners that are primarily for purposes other than raising capital; provided that each such issuance is approved by the Board of Directors;

(8)                                 shares of Common Stock issued or issuable upon the exercise or conversion of Options or Convertible Securities outstanding as of the date of the filing of this Restated Certificate of Incorporation; and

(9)                                 any other shares of Common Stock issued or deemed to be issued by the Corporation; provided that the holders of a majority of the shares of Preferred Stock then outstanding (voting together as a single class on an as-converted to Common Stock basis) approve such issuances.

(ii)                                  No Adjustment of Conversion Price.  No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance or deemed issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii)                               Deemed Issue of Additional Shares of Common.  In the event the Corporation at any time or from time to time after the date of the filing of this Restated Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities into shares of Common Stock, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1)                                 no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)                                 if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(i) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3)                                 no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4)                                 upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a)                                 in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b)                                 in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5)                                 if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of issuance of such Options or Convertible Securities.

(iv)                              Adjustment of Conversion Price Upon Issuance of Additional Shares of Common.  In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a particular series of Preferred Stock in effect on the date of and immediately prior to such issue, then the Conversion Price of each series of Preferred Stock so affected shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent, within 0.0050 being rounded up) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued; provided, however, that if such issuance shall occur prior to the earlier of the expiration of two years from the Initial Closing (as defined in the Purchase Agreement) or the Subsequent Closing (as defined in the Purchase Agreement), the Conversion Price of the Series C Preferred shall be reduced, concurrently with such issuance of Additional Shares of Common, to the lowest price per share at which any of the Additional Shares of Common are issued.  Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate.  For the purposes of adjusting the Conversion Price of a series of Preferred Stock, the grant, issue or sale of Additional Shares of Common consisting of the same class of security and warrants to purchase such security issued or issuable at the same price at two or more closings held within a six-month period shall be aggregated and shall be treated as one sale of Additional Shares of Common occurring on the earliest date on which such securities were granted, issued or sold. For the purposes of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v)                                 Determination of Consideration.  For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1)                                 Cash and Property.  Such consideration shall:

(a)                                 insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b)                                 insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c)                                  in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2)                                 Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing

(x)                                 the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y)                                 the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)                                  Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f)                                   Adjustments for Subdivisions or Combinations of Preferred Stock.  In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Original Issue Price of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Original Issue Price of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g)                                  Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time, or from time to time after the date of issuance for a particular series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in Common Stock, then and in each such event the Conversion Price for such series then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for such series then in effect by a fraction:

(i)                                     the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)                                  the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, then the Conversion Price for such series shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for such series shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(h)                                 Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the date of issuance for a particular series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of shares of such series of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the shares of such series of Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of such series of Preferred Stock.

(i)                                     Adjustments for Reclassification, Exchange and Substitution.  Subject to Section 3 above, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above) or a merger, reorganization or other transaction provided for in subsection (j) below, then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(j)                                    Adjustment for Merger or Reorganization, etc.  In the event that at any time or from time to time after the date of issuance for any series of Preferred Stock, the Corporation shall merge or consolidate with or into another entity or sell all or substantially all of its assets in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property, each share of such series of Preferred Stock as to which such consolidation, merger or sale is not treated as a liquidation under Section 3 shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such series of Preferred Stock would have been entitled to receive upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provision set forth in this Section 4 with respect to the rights and interest thereafter of the holders of shares of such series of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of such series of Preferred Stock.

(k)                                 No Impairment.  The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.  Notwithstanding the foregoing, nothing in this Section 4(k) shall prohibit the Corporation from amending its Certificate of Incorporation, including with respect to the Conversion Rights, with the requisite consent of its stockholders and the board of directors.

(l)                                     Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(m)                             Notices of Record Date.  In the event that this Corporation shall propose at any time:

(i)                                     to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii)                                  to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii)                               to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a Liquidation Event pursuant to Section 3(c);

Then, in connection with each such event the Corporation shall send to the holders of the Preferred Stock at least 10 days prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given in the manner prescribed by Section 8 below.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a majority of the Preferred Stock (voting together as a single class on an as converted to Common Stock basis).

(n)                                 Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o)                                 Rounding.  All calculations under this Section 4 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

5.              Voting.

(a)                                 Restricted Class Voting.  Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b)                                 No Series Voting.  Other than as provided herein or required by law, there shall be no series voting.

(c)                                  Preferred Stock.  Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date.  The holders of the shares of Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote.  Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(d)                                 Common Stock.  Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

(e)                                  Adjustment in Authorized Common Stock.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the outstanding stock of the Corporation, voting together as a single class on an as converted to Common Stock basis, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

6.              Amendments and Changes.

(a)                                 For so long as any shares of Preferred Stock are outstanding, the Corporation shall not, without first obtaining  the approval (by vote or written consent as provided by law) of the holders representing a majority of the outstanding shares of the Preferred Stock (voting together as a single class on an as-converted to Common Stock basis):

(i)                                     enter into any transaction or series of related transactions deemed to be a Liquidation Event pursuant to Section 3(c) above;

(ii)                                  amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation if such action would alter, directly or indirectly, any of the rights, preferences, privileges or powers of, or limitations provided for herein for the benefit of, any shares of Preferred Stock, or adversely affect the rights of the Preferred Stock;

(iii)                               increase or decrease (other than for decreases resulting from conversion of shares of Preferred Stock as expressly provided for herein) the authorized number of shares of Preferred Stock;

(iv)                              authorize or issue, or obligate the Corporation to authorize or issue, additional shares of capital stock of the Corporation on parity with or senior to the Preferred Stock with respect to liquidation preferences, dividend rights, conversion rights, anti-dilution rights or voting rights (other than voting rights that are pari passu to the voting rights of the Common Stock);

(v)                                 redeem or enter into a transaction which results in the redemption of any shares of Common Stock or Preferred Stock other than pursuant to restricted stock purchase agreements, stock option agreements, and other similar equity incentive agreements providing for a Corporation right of first refusal, right of repurchase, or similar right;

(vi)                              increase or decrease the size of the Board of Directors;

(vii)                           declare or pay any dividends in cash, or make other distributions in cash on, any shares of Common Stock or any other class of capital stock of the Company (other than as expressly provided for in the Certificate of Incorporation); or

(viii)                        amend this Section 6.

7.              Reissuance of Preferred Stock.  In the event that any shares of Preferred Stock shall be converted pursuant to Section 4 or otherwise repurchased by the Corporation, the shares so converted, redeemed or repurchased shall be cancelled and shall not be issuable by this Corporation.

8.              Notices.  Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given when deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

The number of directors which constitute the Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE X

1.                                      To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

2.                                      The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

3.                                      In the event that a director of the Corporation who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities (each, a “Fund”), acquires knowledge of a potential transaction or matter in such person’s capacity as a partner or employee of the Fund and that may be a corporate opportunity for both the Corporation and such Fund, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled his fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates, if such director acts in good faith in a manner consistent with the following policy:  a corporate opportunity offered to any person who is a director of the Corporation, and who is also a partner or employee of a Fund shall belong to such Fund, unless such opportunity was expressly offered to such person solely in his or her capacity as a director of the Corporation.

4.                                      Neither any amendment nor repeal of this ARTICLE X, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this ARTICLE X, shall eliminate or reduce the effect of this ARTICLE X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of Title 8 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

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